Exhibit 10.9
PACIRA BIOSCIENCES, INC.
RESTRICTED STOCK UNIT AWARD NOTICE

AMENDED AND RESTATED 2014 INDUCEMENT PLAN

Pacira BioSciences, Inc. (the "Company") hereby grants to Participant a Restricted Stock Unit Award (the "Award"). The Award is subject to all the terms and conditions set forth in this Restricted Stock Unit Award Notice (the "Award Notice") and in the Restricted Stock Unit Award Agreement and the Pacira BioSciences, Inc. Amended and Restated 2014 Inducement Plan (the "Plan"), which are incorporated into the Award Notice in their entirety.

Participant:	[PARTICIPANT NAME]
Grant Date:	[GRANT DATE]
Number of Restricted Stock Units:	[SHARES GRANTED]
Vesting Schedule:	The Restricted Stock Units will vest in four equal annual installments. Please refer to the Appendix at the end of this document to view the vesting schedule.

Additional Terms/Acknowledgement: The undersigned Participant acknowledges receipt of, and understands and agrees to, the Award Notice, the Restricted Stock Unit Award Agreement and the Plan Summary for the Plan. Participant further acknowledges that as of the Grant Date, the Award Notice, the Restricted Stock Unit Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on the subject, with the exception of the Executive Employment Agreement between Participant and Pacira Pharmaceuticals, Inc., dated as of December 20, 2023.

PACIRA BIOSCIENCES, INC.	PARTICIPANT [ELECTRONIC SIGNATURE] [ACCEPTANCE DATE]

By: _________________________________	By: _________________________________
Name: ______________________________	Name: ______________________________
Title: _______________________________

PACIRA BIOSCIENCES, INC.

AMENDED AND RESTATED 2014 INDUCEMENT PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to your Restricted Stock Unit Award Notice (the "Award Notice") and this Restricted Stock Unit Award Agreement (this "Agreement"), Pacira BioSciences, Inc. (the "Company") has granted you a Restricted Stock Unit Award (the "Award") under its Amended and Restated 2014 Inducement Plan (the "Plan") for the number of Restricted Stock Units indicated in your Award Notice. Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of the Award are as follows:

1. Vesting

The Award will vest according to the vesting schedule set forth in the Award Notice (the "Vesting Schedule"). One share of the Company's Common Stock will be issuable for each Restricted Stock Unit that vests. Restricted Stock Units that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as "Vested Units." Restricted Stock Units that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as "Unvested Units." The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) in accordance with the Vesting Schedule (the Unvested and Vested Units are collectively referred to herein as the "Units"). As soon as practicable, but in any event within 60 days, after Unvested Units become Vested Units, the Company will settle the Vested Units by issuing to you one share of the Company's Common Stock for each Vested Unit. The Award will terminate and the Unvested Units will be subject to forfeiture upon your Termination of Service as set forth in Section 2.

2. Termination of Service

If you cease to be an employee, officer, or director of, or consultant or advisor to, the Company for any reason, any portion of the Award that has not vested will immediately terminate and all Unvested Units shall immediately be forfeited without payment of any further consideration to you.

3. Securities Law Compliance

3.1 You represent and warrant that you (a) have been furnished with a copy of the prospectus for the Plan and all information which you deem necessary to evaluate the merits and risks of receipt of the Award, (b) have had the opportunity to ask questions and receive answers concerning the information received about the Award and the Company, and (c) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.

3.2 You hereby agree that you will in no event sell or distribute all or any part of the shares of the Company's Common Stock that you receive pursuant to settlement of this Award (the "Shares") unless (a) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction involving the Shares or (b) the Company receives an opinion of your legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration. You understand that the Company has no obligation to you to maintain any registration of the Shares with the Securities and Exchange Commission and has not represented to you that it will so maintain registration of the Shares.

3.3 You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any administrator under the Securities Act or any other applicable securities act (the "Acts") and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.

3.4 You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys' fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Agreement or the breach by you of any terms or conditions of this Agreement.

4. Transfer Restrictions

Units shall not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law; provided, however, that you may transfer Units gratuitously to or for the benefit of any of your immediate family members, a family trust or other entity established for your benefit and/or for the benefit of your immediate family members if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Shares to such proposed transferee; provided further, that the Company will not be required to recognize any such permitted transfer until such time as such permitted transferee, as a condition to such transfer, delivers to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee will be bound by all the terms and conditions of the Award.

5. No Rights as Stockholder

You shall not have voting or other rights as a stockholder of the Company with respect to the Units.

6. Independent Tax Advice

You acknowledge that determining the actual tax consequences to you of receiving or disposing of the Units and Shares may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving the Units and receiving or disposing of the Shares. Prior to executing the Award Notice, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of the Units and the receipt or disposition of the Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.

7. Book Entry Registration of the Shares

The Company will issue the Shares by registering the Shares in book entry form with the Company's transfer agent in your name and the applicable restrictions will be noted in the records of the Company's transfer agent and in the book entry system.

8. Withholding

8.1 You are ultimately responsible for all taxes owed in connection with the Award (e.g., at grant, vesting and/or upon receipt of the Shares), including any federal, state, local or foreign taxes of any kind required by law to be withheld by the Company in connection with the Award, including FICA or any other tax obligation (the "Tax Withholding Obligation"), regardless of any action the Company takes with respect to any such Tax Withholding Obligation. The Company makes no representation or undertaking regarding the adequacy of any tax withholding made in connection with the Award. The Company has no obligation to deliver Shares pursuant to the Award until you have satisfied the Tax Withholding Obligation.

8.2 You must satisfy the Tax Withholding Obligations by either of the following means: (a) entering into a plan that is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) under the Exchange Act (a “10b5-1 Plan”), with any brokerage firm acceptable to the Company, to sell a number of Shares necessary to cover the amount of any Tax Withholding Obligation and all applicable fees or commissions due or (b) tendering a cash payment to the Company in a manner acceptable to the Company no later than 10 business days prior to a vest date. You understand that if you enter into a 10b5-1 Plan and subsequently choose to revoke it, you will be required to satisfy any Tax Withholding Obligations by tendering a cash payment to the Company as provided in this Section 8.2. You also understand that, if you do not have an effective 10b5-1 Plan in place prior to a vest date or you have not tendered a cash payment to the Company as provided in this Section 8.2, the Award shall immediately be forfeited without payment of any further consideration to you.

8.3 Notwithstanding the foregoing, to the maximum extent permitted by law, the Company has the right to retain without notice from Shares issuable under the Award or from salary or other amounts payable to you, a number of whole Shares or cash having a value sufficient to satisfy the Tax Withholding Obligation, and you hereby authorize the Company to do so (which Shares may be withheld up to the applicable minimum required tax withholding rate or such other applicable rate to avoid adverse treatment for financial accounting purposes).

8.4 Furthermore, you acknowledge that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Withholding Obligations or tax treatment in connection with any aspect of the Award, including but not limited to, the grant, vesting, the issuance of Shares upon vesting, the subsequent sale of Shares acquired pursuant to the Award and the receipt of any dividends, and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax Withholding Obligations or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction, you acknowledge that the Company (or former employer, as applicable) may be required to withhold or account for Tax Withholding Obligations in more than one jurisdiction.

9. General Provisions

9.1 Assignment. The Company may assign its rights under this Agreement at any time, whether or not such rights are then exercisable, to any person or entity selected by the Company's Board of Directors.

9.2 No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

9.3 Undertaking. You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the Units pursuant to the express provisions of this Agreement.

9.4 Agreement Is Entire Contract. This Agreement, the Award Notice and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof, with the exception of the Executive Employment Agreement between Participant and Pacira Pharmaceuticals, Inc., dated as of December 20, 2023. This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan.

9.5 Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

9.6 No Employment or Service Contract. Nothing in this Agreement will affect in any manner whatsoever the right or power of the Company, or a related corporation, to terminate your employment or services on behalf of the Company, for any reason, with or without Cause.

9.7 Section 409A Compliance. Payments made pursuant to this Agreement and the Plan are intended to qualify for an exception from or comply with Section 409A of the Code. Notwithstanding any other provision in the Plan or this Agreement to the contrary, the Plan Administrator reserves the right, but shall not be required to, unilaterally amend or modify the terms of this Agreement and/or the Plan as it determines necessary or appropriate, in its sole discretion, to avoid the imposition of interest or penalties under Section 409A of the Code; provided, however, that the Company makes no representation that that the Award shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Award. No provision of this Agreement or the Award Notice shall be interpreted or construed to transfer any liability for failure to comply with Section 409A of the Code from you or any other individual to the Company. By executing the Award Notice, you agree that you shall be deemed to have waived any claim against the Company with respect to any such tax consequences.

9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.

Appendix – Vesting Schedule